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                                                                     EXHIBIT 5.1


                          Opinion of Carol H. Forsyte


                                January 27, 1999

Motorola, Inc.
1303 E. Algonquin Road
Schaumburg, IL 60196

     Re: Registration Statement on Form S-3
         ----------------------------------

Ladies and Gentlemen:

     I am Senior Counsel in the Law Department of Motorola, Inc., a Delaware corporation (the "Company"). I refer to the Registration Statement on Form S-3 (file no. 333-70827) (the "Registration Statement") of the Company and Motorola Capital Trust I, a statutory business trust created under the Business Trust Act of the State of Delaware (Del. Code Ann., tit. 12, Section 3810) (the "Trust") to be filed with the Securities and Exchange Commission under the Securities Act
of 1933, as amended.   The Registration Statement relates to: (i) 20,000,000
shares of ___% Trust Originated Preferred Securities (the "Preferred Securities") (liquidation amount $25 per Preferred Security) of the Trust; (ii) ___% Deferrable Interest Junior Subordinated Debentures due 2039 of the Company (the "Debentures"); and (iii) the rights of holders of the Preferred Securities under a guarantee (the "Preferred Securities Guarantee") by the Company.

     The Preferred Securities are to be issued pursuant to an Amended and Restated Declaration of Trust (the "Trust Agreement"), among the Company, as sponsor and as the issuer of the Debentures to be held by the Property Trustee, and the regular trustees named therein. The Preferred Securities Guarantee will be issued pursuant to a Preferred Securities Guarantee Agreement (the "Guarantee Agreement") by the Company, as guarantor.

     This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act. Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Registration Statement.

     In connection with this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of: (i) the Registration Statement; (ii) the Certificate of Trust of the Trust filed with the Secretary of State of the State of Delaware on January 19, 1999; (iii) the form of the Trust Agreement (including the designations of the terms of the Preferred Securities annexed thereto); (iv) the form of the Preferred Securities and specimen certificates thereof; (v) the form of the Guarantee Agreement; (vi) the form of the subordinated indenture (the "Indenture"), between the Company and Harris Bank & Trust Company, as indenture trustee, pursuant to which the Subordinated Debentures will be issued; (vii) a specimen
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Motorola, Inc.
January 28, 1999
Page 2


Subordinated Debenture; (viii) the form of the Underwriting Agreement (the "Underwriting Agreement") proposed to be entered into among the Company, the Trust and the Underwriters named therein (collectively, the "Underwriters") relating to, among other things, the sale of the Preferred Securities; (x) the Amended and Restated Certificate of Incorporation of the Company, as presently in effect; (xi) the By-Laws of the Company, as presently in effect; and (xii) certain resolutions of the Board of Directors of the Company relating to the issuance and sale of the Debentures and the Preferred Securities and related matters. I have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinions set forth herein.

     Based on and subject to the foregoing and to the other qualifications and limitations set forth herein, I am of the opinion that when: (i) the Registration Statement becomes effective; (ii) the Indenture, the Declaration and the Guarantee Agreement have been qualified under the Trust Indenture Act of 1939, as amended, (iii) the price at which the Preferred Securities are to be sold to the Underwriters pursuant to the Underwriting Agreement and other matters relating to the issuance and sale of the Preferred Securities and the Debentures have been duly adopted by the Transaction Committee of the Board of Directors of the Company; (iv) the Trust Agreement, the Underwriting Agreement, the Guarantee Agreement and the Indenture have been duly executed and delivered by the parties thereto; (v) the Preferred Securities have been duly executed and authenticated in accordance with the terms of the Trust Agreement and delivered to and paid for by the Underwriters as contemplated by the Underwriting Agreement; and (vi) the Debentures have been duly executed and authenticated in accordance with the terms of the Indenture and delivered to and paid for by the Trust as contemplated by the Trust Agreement:

     1. The Guarantee Agreement will be a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors rights generally or by general principles of equity (regardless of whether enforcement is considered at law or in equity).

     2. The issuance and sale of the Debentures will have been duly authorized and the Debentures will be valid and binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors rights generally or by general principles of equity (regardless of whether enforcement is considered at law or in equity).
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Motorola, Inc.
January 28, 1999
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          I hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and to the use of my name under the caption "Legal Matters." In giving this consent, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act of 1933.

                                    Very truly yours,


                                    /s/ Carol Forsyte

                                    Carol H. Forsyte
                                    Senior Counsel,
                                    Motorola, Inc.